LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into as of June 9, 2005 (the “Effective Date”), by and between CB Richard Ellis, Inc., a Delaware corporation (“CBRE”), CB Richard Ellis of California, Inc., a Delaware corporation (“CBRE Cal”) (CBRE and CBRE Cal are hereinafter referred to separately and collectively as “Licensor”), and CBRE Realty Finance, Inc., a Maryland corporation (“Licensee”), with reference to the mark “CBRE” (the “Mark”).

RECITALS

WHEREAS, CB Cal owns and has the right to license the Mark in the United States, and CBRE owns and has the right to license the Mark outside the United States and;

WHEREAS, Licensee desires to use the Mark in connection with its business; and

WHEREAS, Licensor will benefit from a license of the Mark to Licensee:

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Grant of License.

(A)	Subject to the terms and conditions hereinafter set forth in this Agreement, CBRE Cal hereby grants to Licensee a nonexclusive, paid-up, non-transferable right to use the Mark in the United States, and CBRE hereby grants to Licensee a nonexclusive, paid-up, non-transferable right to use the Mark elsewhere in the world (together, the “Territory”), in connection with Services permitted by this Agreement. As used herein, the term “Services” means originating, acquiring, investing in, financing and managing a diversified portfolio of commercial real estate-related loans and securities. Licensee shall be entitled to use the Mark as part of its corporate name, “CBRE Realty Finance.” Licensee may not use the Mark standing alone, use any variation, derivative or stylization of its corporate name, or use the Mark in connection or combination with any other name, term or logo (either of its own or a third party) other than its corporate name. Licensee shall be entitled to so use the Mark as part of its corporate name on signage, business letterhead, cards and the like, and on advertising and promotional materials used in the ordinary course in connection with the Services.

(B)	Licensee’s right to use the Mark is personal to Licensee, is not assignable, and does not include any right of sublicense.

2.	Representations and Warranties of Licensor. Licensor hereby represents and warrants to Licensee as follows:

(A)	Organization. Licensor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into and carry out the provisions of this Agreement and to consummate the transactions contemplated hereby.

(B)	Authority. This Agreement has been duly executed and delivered by a duly authorized officer of Licensor and constitutes a valid and binding agreement of Licensor,

enforceable against such Licensor in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application that may affect the enforcement of creditors’ rights generally and by general equitable principles.

(C)	Right to License the Mark. CBRE Cal has the right to grant the license of the Mark in the United States, and CBRE has the right to grant the license of the Mark elsewhere in the world.

3.	Representations and Warranties of Licensee. Licensee hereby represents and warrants to Licensor as follows:

(A)	Organization. Licensee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to carry on its business, to enter into and carry out the provisions of this Agreement and to consummate the transactions contemplated hereby. Licensee is or will be duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

(B)	Authority. This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary organizational action on the part of Licensee. This Agreement has been duly executed and delivered by Licensee and constitutes a valid and binding agreement of Licensee, enforceable against Licensee in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application that may affect the enforcement of creditors’ rights generally and by general equitable principles.

(C)	Agreements with Third Parties; Non-Competition Agreements. Neither Licensee nor any affiliate thereof has any agreement, arrangement or understanding of any kind with any person or entity that would prevent Licensee from performing its obligations under this Agreement.

(D)	Ownership of the Mark. Licensee hereby acknowledges that Licensor is the owner of the Mark and that Licensee’s right to use the Mark is derived solely from this Agreement. Licensee shall not directly or indirectly challenge or contest Licensor’s ownership of the Mark or the validity of the Mark. Licensee acknowledges that it shall not acquire any rights of ownership whatsoever in the Mark as a result of this Agreement or Licensee’s use of the Mark, and that all goodwill arising from ownership of the Mark shall inure exclusively to the benefit of Licensor. Licensee agrees to notify Licensor promptly after it becomes aware of any actual or threatened infringement, imitation, dilution, misappropriation or other unauthorized use or conduct in derogation of the Mark (“Infringement Event”). The Licensor that owns such Mark shall have the sole right to bring any action to remedy the foregoing (or to refrain from taking any action in its sole discretion), and Licensee shall cooperate with such Licensor in same, at such Licensor’s expense. Licensee shall, at its expense, cooperate fully and in good faith with each Licensor for the purpose of securing, preserving and protecting such Licensor’s rights in and to the Mark.

(E)	Further Assurances. Licensee agrees to execute and deliver, at Licensee’s sole cost and expense, to Licensor, upon Licensor’s request, all documents which are necessary or desirable to secure or preserve Licensor’s rights in or registrations of the Mark, to record this Agreement, as appropriate, or to cancel such recordation, as appropriate.

4.	Term. The term of this Agreement (and the license granted hereunder) shall commence on the Effective Date and continue until terminated in accordance with Paragraph 7 hereof, unless otherwise provided by the parties in writing.

5.	Method of Use. Licensor shall have a right of approval over proposed use of the Mark by Licensee and shall at all times and from time-to-time, have the right to require Licensee, to modify its use of the Mark within a reasonable period to conform to any change to the Mark instituted by Licensor. Licensee shall further employ and display the Mark in accordance with written instructions of Licensor.

6.	Quality Control, Compliance with Laws, and Other Conditions. Licensee acknowledges the importance to Licensor’s and Licensee’s reputation and goodwill, and to the public, of maintaining high, uniform standards of quality in the Services provided under the Mark. Therefore, Licensee agrees to:

(A)	provide all Services under the Mark in a manner that complies with Licensor’s business and professional standards;

(B)	comply (which term shall include compliance by Licensee’s directors and officers) with all applicable laws and statutes, ordinances, regulations, rules and decisions adopted by any governmental authority pertaining to Licensee’s Services, or to use of the Mark;

(C)	use the Mark in a manner that will protect Licensor’s rights and goodwill therein, including the use of all notices, legends or markings that may be required by Licensor in order to give appropriate notice of Licensor’s trademark rights in the Mark;

(D)	affix the Mark on advertising and promotional materials only according to the formats, logotypes, colors, styles and specifications as are currently in use or as shall be specifically approved in advance by Licensor in writing;

(E)	not otherwise use the Mark in any way, except in a form and manner approved by Licensor; and

(F)	follow any other standards as may be reasonably requested to maintain Licensor’s rights in the Mark.

Licensor may periodically audit Licensee’s compliance with the provisions of this Agreement, and Licensee shall cooperate in such audits by making its appropriate personnel, together with copies of its business and employee manuals and samples of its trade masks, marketing materials and business templates, available to Licensor upon reasonable advance notice from Licensor.

7.	Termination by Licensor. The occurrence of any of the following events shall permit the Licensor, at its sole and absolute option and without prejudice to any of its other rights or remedies provided for hereunder or by law or equity, to terminate this Agreement by giving notice to Licensee:

(A)	if Licensee breaches any term or condition of this Agreement and Licensee fails to cure such breach within thirty (30) days after notice thereof from Licensor; or

(B)	if CBRE Realty Finance Management, LLC or another controlled affiliate of CBRE is no longer acting as Manager to Licensee under the Management Agreement attached hereto as Exhibit A or a substantially similar agreement; or

(C)	if Licensee is dissolved, or becomes the subject of any bankruptcy or insolvency proceedings, or a liquidator or receiver is appointed for a substantial portion of Licensee’s assets, or Licensee makes an assignment for the benefit of its creditors, or Licensee generally admits its inability to pay its debts as they become due.

8.	Rights and Obligations Upon Termination or Expiration. Upon any termination or the expiration of this Agreement all of Licensee’s rights in the Mark and in this Agreement shall, without any act by Licensor or Licensee, immediately revert to Licensor. In addition, Licensee shall: (i) as soon as practical but not later than thirty (30) days after termination, cease using the Mark, (ii) as soon as practical but not later than thirty (30) days after termination, cause Licensee’s name to be changed to delete “CBRE” and to employ a name and any marks that would not, in the reasonable judgment of Licensor, be confusingly similar to the Mark, and (iii) execute and deliver to Licensor, at Licensor’s request, a document or documents prepared by Licensor assigning to Licensor all of Licensee’s right, title and interest, if any, in and to the Mark.

9.	Indemnification.

(A)	Licensor shall indemnify Licensee against any and all liabilities, claims, actions, causes of action, counterclaims, costs and expenses (including reasonable attorneys’ fees) arising out of or incurred in connection with any suits, claims or counterclaims that dispute Licensee’s right to use the Mark as provided for in this Agreement or that arise out of any breach of Licensor’s representations, warranties or covenants hereunder.

(B)	Licensee shall indemnify Licensor against any and all liabilities, claims, actions, causes of action, counterclaims, costs and expenses (including reasonable attorneys’ fees) arising out of or incurred in connection with any suits, claims or counterclaims regarding Licensee’s business (including the Services), Licensee’s acts or failures to act which fall outside the scope of, or are in violation of, this Agreement, or regarding infringement arising out of any act of Licensee (other than appropriate use of the Mark as provided herein).

10.	Approval; Consent. Where the approval or consent of Licensor is required under any provision of this Agreement, such approval or consent shall be requested by Licensee by notice to Licensor, and by providing Licensor with all information which Licensor shall reasonably require for determining whether or not to grant such approval or consent. Upon completion of its review of such request and the information received from Licensee, Licensor shall notify Licensee whether such information is sufficient for Licensor to make its determination.

11.	Limitation on Assignment and Sublicense.

(A)	Neither this Agreement nor any part or all of Licensee’s interest in this Agreement or the Mark may be voluntarily or involuntarily, directly or indirectly, assigned, sublicensed, sold, mortgaged, hypothecated or otherwise transferred by Licensee and Licensee may not permit any lien or encumbrance to be imposed upon this Agreement, including any transfer by operation of law.

(B)	Any assignment, transfer, lien, or sublicense in violation of this Section 11 shall constitute a material breach of this Agreement, thereby giving Licensor the right to terminate this Agreement immediately, and such assignment, transfer or sublicense shall be void ab initio and shall convey no rights or interests in the Mark.

12.	Waiver. The waiver by either party of a breach or provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by such other party.

13.	Binding Effect. This Agreement shall be binding upon the parties hereto and shall inure to the benefit of their respective permitted successors in interest and assigns.

14.	Notices. All notices, requests, demands or other communications required or permitted herein shall be in writing and shall be deemed to have been duly given to any party (a) when delivered personally (by courier service or otherwise) or by facsimile, or (b) on the business day after the date sent by a nationally recognized overnight courier service, in each case to the applicable addresses set forth below, or to such other addresses and telecopy numbers as a party shall have previously designated by such a notice.

To Licensor:	CB Richard Ellis of California, Inc.
c/o CB Richard Ellis, Inc.
355 South Grand Avenue, 12th Floor
Los Angeles, California 90071
	Attention:	General Counsel
	Telephone:	(213) 613-3309
	Facsimile:	(213) 613-3008

CB Richard Ellis, Inc.
355 South Grand Avenue, 12th Floor
Los Angeles, California 90071
	Attention:	General Counsel
	Telephone:	(213) 613-3309
	Facsimile:	(213) 613-3008

To Licensee:	CBRE Realty Finance, Inc.
City Place 1
185 Asylum Street
37th Floor
Hartford, CT 06103
Attention: Mr. Keith Gollenberg
	Telephone:	(860) 275-6200
	Facsimile:	(860) 275-6225

15.	Severability. The invalidity, illegality or unenforceability of any provision hereof shall not in any way impair, invalidate or render unenforceable this Agreement.

16.	Choice of Law. This Agreement shall be governed by and construed in accordance with applicable federal law and the “internal” laws of the state of California.

17.	General. This Agreement constitutes the entire agreement of the parties herein with respect to the subject matter hereof and supersedes any prior agreement or understanding, both written and oral. This Agreement may be modified only by written instrument duly executed by each party hereto. The paragraph headings herein are for information only, and this Agreement shall not be construed by reference thereto.

18.	Counterparts. This Agreement may be executed in two or more counterparts, each of which counterpart shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the Effective Date.

CB RICHARD ELLIS, INC.

By:	/s/ Lawrence H. Midler
Name:	Lawrence H. Midler
Title:	Executive Vice President, General Counsel

CB RICHARD ELLIS OF CALIFORNIA, INC.

By:	/s/ Lawrence H. Midler
Name:	Lawrence H. Midler
Title:	Executive Vice President, General Counsel

CBRE REALTY FINANCE, INC.

By:	/s/ Keith Gollenberg
Name:	Keith Gollenberg
Title:	Chief Executive Officer